Exhibit 99.1
OneSpan Inc. Commences a Modified “Dutch Auction” Tender Offer to Repurchase approximately $20 Million of its Common Stock

BOSTON — November 13, 2023 —OneSpan Inc. (Nasdaq: OSPN), (“OneSpan” or the “Company”) announced today that it has commenced a modified “Dutch auction” tender offer (the “Tender Offer”) to purchase for cash approximately $20 million of its common stock (the “Common Stock”) at a price per share not less than $9.50 and not greater than $11.00, less any applicable withholding taxes and without interest, using available cash on hand. On November 10, 2023, the closing price of the Common Stock was $9.52 per share. The Tender Offer will expire at 12:00 midnight, at the end of the day, New York City time, on December 11, 2023, unless extended or earlier terminated.
OneSpan’s Board of Directors (the “Board”) approved a share repurchase program of up to $50 million (the “2022 Stock Repurchase Program”) in May 2022. As of November 9, 2023, the remaining capacity under the 2022 Stock Repurchase Program was approximately $40.8 million. The repurchase of Common Stock in the Tender Offer is being made pursuant to the 2022 Stock Repurchase Program.
If the Tender Offer is fully subscribed, the Company will purchase between approximately 1.8 million shares and 2.1 million shares, or between 4.6% and 5.3%, respectively, of the Company’s currently outstanding Common Stock. If shares having an aggregate purchase price of more than $20 million are properly tendered in the Tender Offer and not properly withdrawn, the Company reserves the right to accept for purchase pursuant to the Tender Offer up to an additional 2% of its outstanding Common Stock without extending the expiration date of the Tender Offer. Any shares tendered may be withdrawn prior to expiration of the Tender Offer. Stockholders that do not wish to participate in the Tender Offer do not need to take any action. None of our directors or executive officers will tender any of their shares in the Tender Offer.
A modified “Dutch auction” tender offer allows stockholders to indicate how many shares of Common Stock and at what price within the range described above they wish to tender their shares. Based on the number of shares tendered and the prices specified by the tendering stockholders, the Company will determine the lowest per-share price that will enable it to acquire approximately $20 million of Common Stock. All shares accepted in the Tender Offer will be purchased at the same price even if tendered at a lower price.
To tender shares of Common Stock, stockholders must follow the instructions described in the “Offer to Purchase” and the “Letter of Transmittal” that the Company is filing with the U.S. Securities and Exchange Commission (the “SEC”). These documents contain important information about the terms and conditions of the Tender Offer.
The Tender Offer will not be contingent upon any minimum number of shares being tendered or any financing conditions. The Tender Offer will, however, be subject to other conditions.
The Board has authorized the Tender Offer. However, none of the Company, the Board, the dealer manager, the information agent and depositary for the Tender Offer or any of their respective affiliates are making any recommendation to stockholders as to whether to tender or refrain from tendering their shares in the Tender Offer or as to the price at which stockholders may choose to tender their shares. No person is authorized to make any such recommendation. Stockholders must decide how many shares they will tender, if any, and the price within the stated range at which they will offer their shares for purchase. In doing so, stockholders should read carefully the information in, or incorporated by reference in, the Offer to Purchase and the Letter of Transmittal (as they may be amended or supplemented), including the purposes and effects of the Tender Offer. Stockholders are urged to discuss their decisions with their own tax advisors, financial advisors and/or brokers.
B. Riley Securities, Inc. is acting as dealer manager for the Tender Offer. The information agent and depositary for the Tender Offer is Broadridge Corporate Issuer Solutions, LLC. The Offer to Purchase, the Letter of Transmittal and related documents will be mailed to registered holders. Beneficial holders will receive the Offer to Purchase and a communication from their bank, broker or custodian. For questions and information, please call the information agent toll-free at (855) 793-5068.

Certain Information Regarding the Tender Offer
The information in this press release describing the Tender Offer is for informational purposes only and does not constitute an offer to buy or the solicitation of an offer to sell shares of Common Stock in the Tender Offer. The Tender Offer is being made only pursuant to the Offer to Purchase and the related materials that the Company is filing with the SEC, and will distribute to its stockholders, as they may be amended or supplemented. Stockholders should read such Offer to Purchase and related materials carefully and in their entirety because they contain important information, including the various terms and conditions of the Tender Offer. Stockholders of the Company may obtain a free copy of the Tender Offer statement on Schedule TO, the Offer to Purchase and other documents that the Company is filing with the SEC from the SEC’s website at www.sec.gov. Stockholders also will be able to obtain a copy of these documents, without charge, from Broadridge Corporate Issuer Solutions, LLC, the information agent for the Tender Offer, toll free at (855) 793-5068. Stockholders are urged to carefully read all of these materials prior to making any decision with respect to the Tender Offer. Stockholders and investors who have questions or need assistance may call Broadridge Corporate Issuer Solutions, LLC.
About OneSpan
OneSpan helps organizations accelerate digital transformations by enabling secure, compliant, and refreshingly easy customer agreements and transaction experiences. Organizations requiring high assurance security, including the integrity of end-users and the fidelity of transaction records behind every agreement, choose OneSpan to simplify and secure business processes with their partners and customers. Trusted by global blue-chip enterprises, including more than 60% of the world’s largest 100 banks, OneSpan processes millions of digital agreements and billions of transactions in 100+ countries annually.
For more information, go to www.onespan.com. You can also follow @OneSpan on Twitter or visit us on LinkedIn and Facebook.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of applicable U.S. securities laws, including statements about the tender offer, including the value of the shares of common stock to be offered to purchase in the tender offer and whether the tender offer is actually consummated. Forward-looking statements may be identified by words such as "seek", "believe", "plan", "estimate", "anticipate", “expect", "intend", "continue", "outlook", "may", "will", "should", look forward” "could", or "might", and other similar expressions. These forward-looking statements involve risks and uncertainties, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. Factors that could materially affect our business and financial results include, but are not limited to, the factors described in the forward-looking statement disclosure and “Risk Factors” section of our most recent Annual Report on Form 10-K, as updated by the “Risk Factors” section of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2023. We do not have any intent, and disclaim any obligation, to update the forward-looking information to reflect events that occur, circumstances that exist or changes in our expectations after the date of this press release, except as required by law.
Copyright© 2023 OneSpan North America Inc., all rights reserved. OneSpan™ is a registered or unregistered trademark of OneSpan North America Inc. or its affiliates in the U.S. and other countries.
Investor Contact:
Joe Maxa
Vice President of Investor Relations
+1-312-766-4009
joe.maxa@onespan.com